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                                                                       EXHIBIT 5


                    MANVILLE PERSONAL INJURY SETTLEMENT TRUST
                           143 BEDFORD ROAD, SUITE 200
                             KATONAH, NEW YORK 10536

                                                                  June 22, 2000


Johns Manville Corporation
717 17th Street 80202
Denver, Colorado 80217-5108

Ladies and Gentlemen:

                  Reference is made to Manville Personal Injury Settlement Trust Trust Voting Agreement, dated as of the date hereof (the "Trust Voting Agreement"), between HB Merger LLC, a Delaware limited liability company (the "Merger Company"), and Manville Personal Injury Settlement Trust, a New York trust (the "Stockholder"), and the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), between Johns Manville Corporation, a Delaware corporation (the "Company"), and Merger Company.

                  Pursuant to the Trust Voting Agreement, the Stockholder has agreed, under the conditions described therein, to vote all of the Shares (as defined in the Trust Voting Agreement) owned of record by the Stockholder in favor of the adoption of the Merger Agreement. However, the Stockholder is not a party to the Merger Agreement.

                  In consideration of the agreements of the Stockholder set forth herein, the Company hereby agrees that:

1. it shall not, at any time prior to the Effective Time (as defined in the Merger Agreement), without the prior written consent of the Stockholder, (i) take any of the actions specified in Section 8.2 of the Merger Agreement (provided, however, that the consent of the Stockholder shall not be unreasonably withheld) other than those actions permitted under clause 1 of the following paragraph, or (ii) permit the Merger (as defined in the Merger Agreement) to be consummated if the Stockholder has executed, but any of the members of Merger Company or the Company has not executed, the stockholders' agreement by and among the Company and the other parties named herein referred to in Section 5.13 of the Merger Agreement (the "Stockholders' Agreement"); and

2. it hereby waives any rights to which it may be entitled pursuant to Section 3.03 of the Second Amended and Restated Supplemental Agreement, dated as of April 5, 1996, between the Stockholder and the Company in connection with (i) the issuance of shares of Class TM Preferred Stock (as
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                  defined in the Merger Agreement) to the Stockholder pursuant to the Exchange Agreement (as defined in the Merger Agreement)
                  (ii) the conversion of Shares and Class TM Preferred Stock thereof by the Stockholder pursuant to the terms of the Merger Agreement and (iii) the Merger.

                  In consideration of the agreements of the Company set forth herein, the Stockholder hereby agrees that:

1. it shall, at or prior to the Closing (as defined in the Merger Agreement), execute the Stockholders' Agreement and deliver it to the Company, it being agreed that if it fails to so execute and deliver the Stockholders' Agreement, in addition to any other rights the Company may otherwise have, the Company shall be entitled to waive Merger Company's obligation to comply with Section 5.13 of the Merger Agreement and to waive the condition set forth in Section 6.2(e) of the Merger Agreement;

2. in the event that the Merger Agreement is terminated pursuant to Section 7.1(b)(v) thereof as a result of the Trust Voting Agreement having been terminated pursuant to Section 5(b)(iii) or 5(c)(ii) thereof, it shall promptly (and in any event within, two business days after payment thereof by the Company or its designee) pay to the Company an amount equal to (x) the Expenses (as defined in the Merger Agreement) plus (y) the Termination Fee (as defined in the Merger Agreement) paid by the Company or its designee to Merger Company or its designee; provided, that the Stockholder shall be entitled to a refund thereof from the Company, if prior to the first anniversary of the termination of the Merger Agreement (within two business days after the occurrence of the event set forth in clause (A) or (B)), (A) the Superior Stockholder Proposal (as defined in the Trust Voting Agreement) was available to all of the holders of Shares on terms which are the same as or more favorable to such holders than those available to the Stockholder, and 90% or more of the outstanding Shares are acquired on such terms or (B) the Company shall have entered into an agreement to consummate or consummated an Acquisition Proposal having a per share value to the holders of Shares greater than the Common Stock Merger Consideration (as defined in the Merger Agreement); and

3. in the event that the Merger Agreement is terminated pursuant to (i) Section 7.1(b)(v) thereof as a result of the Trust Voting Agreement having been terminated pursuant to Section 5(b)(ii) or 5(c)(i) thereof and at the time the Court (as defined in the Voting Agreement) determined not to grant the Order (as defined in the Voting Agreement) or at the time the Order was vacated, revised, modified or amended in whole or in part, so as to materially limit the Court Approval (as defined in the Voting
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                  Agreement), an Acquisition Proposal (other than the Merger)
                  was pending or (ii) Section 7.1(d)(iii) thereof as a result of action attributable solely to Stockholder or to the Trustees of the Stockholder acting solely in their capacity as trustees, it shall promptly (and in any event within two business days after payment therefor by the Company or its designee), pay to the Company an amount equal to the Expenses paid by the Company or its designee to Merger Company or its designee; provided that the Stockholder shall be entitled to a refund thereof from the Company if prior to the first anniversary of the termination of the Merger Agreement (within two business days after the occurrence of the event set forth in clause (A), (B) or (C)), (A) an Acquisition Proposal was available to all of the holders of outstanding Shares (other than the Stockholder) on terms which are the same as or more favorable to such holders than those available to the Stockholder, and 90% or more of the outstanding Shares are acquired on such terms, (B) the Company shall have entered into an agreement to consummate an Acquisition Proposal which contains terms that treat the holders of outstanding Shares (other than the Stockholder) the same as or more favorably than the Stockholder or (C) the Company shall have consummated an Acquisition Proposal. In addition, the Stockholder shall pay to the Company an amount equal to the Termination Fee paid by the Company or its designee to Merger Company or its designee if the Stockholder is required under this paragraph 3 to pay the Company an amount equal to the Expenses and the Stockholder is not entitled to a refund of the Expenses.

                  This letter agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                  This letter agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  The failure of any party hereto to exercise any right, power or remedy provided under this letter agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
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                  This letter agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who or which is not a party hereto.

                  The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Letter Agreement and any document executed in connection herewith.

                  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court in the event any dispute arises, out of this letter agreement or any of the transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that such forum is not an inconvenient forum; provided, that in each case no party shall contest the jurisdiction of any court asserting jurisdiction in any matter relating to this letter agreement.

                  This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered to constitute one and the same agreement.

                            [signature page follows]
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                                      Very truly yours,


                                       MANVILLE PERSONAL INJURY
                                       SETTLEMENT TRUST


                                       By:     /s/ Mark E. Lederer
                                               _______________________________
                                                Name: Mark E. Lederer
                                                Title: Chief Financial Officer


Accepted and Agreed to:

JOHNS MANVILLE CORPORATION


By:      /s/ Dion Persson
         ________________________________
         Name: Dion Persson
         Title: Vice President, Assistant
                General Counsel and
                Secretary